Exhibit 99.1

Deer Valley Corporation & Subsidiaries

Consolidated Financial Statements

For the Years Ended December 28, 2013 and December 31, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Deer Valley Corporation & Subsidiaries

Tampa, Florida

We have audited the accompanying consolidated balance sheets of Deer Valley Corporation & Subsidiaries (the “Company”) as of December 28, 2013 and December 31, 2012, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Deer Valley Corporation & Subsidiaries at December 28, 2013 and December 31, 2012, and the results of their operations and their cash flows for the years then ended in conformity with U. S. generally accepted accounting principles.

/s/ Thomas Howell Ferguson P.A.

Tallahassee, Florida

March 20, 2014

Deer Valley Corporation & Subsidiaries

Consolidated Balance Sheets

	December 28,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash	$3,107,213	$2,434,227
Accounts receivable, net	1,537,027	1,058,858
Inventory	1,310,618	1,547,723
Deferred tax asset	567,693	629,090
Inventory finance notes receivable	2,607,456	3,537,638
Construction loan notes receivable	693,257	-
Prepaid expenses and other current assets	120,069	122,280
Total Current Assets	9,943,333	9,329,816
Fixed Assets:
Property, plant and equipment, net	2,143,707	2,128,005
Other Assets:
Inventory finance notes receivable, net	3,287,772	4,407,293
Deferred tax asset	1,621,179	1,891,861
Other assets	17,482	20,578
Total Other Assets:	4,926,433	6,319,732
Total Assets	$17,013,473	$17,777,553

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current maturities on long term debt	$125,600	$125,600
Revolving credit loans	3,056,799	4,750,000
Accounts payable	364,887	197,915
Accrued expenses	1,514,010	1,398,306
Accrued warranties	1,185,000	1,170,000
Income tax payable	140,162	57,732
Total Current Liabilities	6,386,458	7,699,553
Long Term Liabilities:
Long-term debt, net of current maturities	816,400	942,000
Total Long Term Liabilities	816,400	942,000
Total Liabilities	7,202,858	8,641,553

Commitments and Contingencies (Note 10)

Stockholders' Equity:

Common stock, $0.001 par value, 100,000,000 shares authorized, 17,786,184 and 17,786,184 shares issued and 15,434,447 and 15,657,661 outstanding, respectively.	17,788	17,788

Additional paid-in capital	33,254,293	33,254,293

Treasury Stock, at cost; 2,351,737 and 2,128,523 shares, respectively	(1,275,616)	(1,134,998)

Accumulated deficit	(22,185,850)	(23,001,083)
Total Stockholders' Equity	9,810,615	9,136,000
Total Liabilities and Stockholders' Equity	$17,013,473	$17,777,553

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiaries

Consolidated Statements of Operations

	For the years ended
	December 28,	December 31,
	2013	2012

REVENUE	$28,937,716	$26,220,656

COST OF REVENUE	23,395,340	21,280,835

GROSS PROFIT	5,542,376	4,939,821

OPERATING EXPENSES:
Depreciation and Amortization	10,695	12,889
Selling, general and administrative	4,147,385	4,111,943

TOTAL OPERATING EXPENSES	4,158,080	4,124,832

OPERATING INCOME	1,384,296	814,989

OTHER INCOME (EXPENSES)
Derivative income	-	34,486
Interest income	535	3,344
Other income	2,000	1,640
Interest expense	(43,052)	(53,280)

TOTAL OTHER INCOME/(EXPENSES)	(40,517)	(13,810)

INCOME BEFORE INCOME TAXES	1,343,779	801,179

INCOME TAX (EXPENSE)	(528,546)	37,956

NET INCOME	$815,233	$839,135

Reconciliation of income from operations to income attributable to common shareholders:

Income from operations	$815,233	$839,135
Deemed distribution on redemption of preferred stock	-	118,182

Income from operations and numerator for basic income per common share	$815,233	$957,317

Net Income Per Share (Basic)	$0.05	$0.06
Net Income Per Share (Fully Diluted)	$0.05	$0.06

Weighted Average Common Shares Outstanding	15,493,116	16,200,509
Weighted Average Common and Common Equivalent Shares Outstanding	15,493,116	16,200,509

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 28, 2013 and December 31, 2012

	Preferred A		Preferred C		Series E
	Shares	Amount	Shares	Amount	Shares	Amount

Balance - December 31, 2011	21,500	$215	22,463	$224	1,000,000	$10,000
Conversion of Series A Preferred	(21,500)	(215)	-	-	-	-
Redemption of Series C and E Preferred	-	-	(22,463)	(224)	(1,000,000)	(10,000)
Purchase of Common Stock Option	-	-	-	-	-	-
Treasury Stock purchase at cost	-	-	-	-	-	-
Deemed distribution on redemption of preferred stock	-	-	-	-	-	-
Net Income	-	-	-	-	-	-
Balance - December 31, 2012	-	$-	-	$-	-	$-
Treasury Stock purchase at cost	-	-	-	-	-	-
Net Income	-	-	-	-	-	-
Balance - December 28, 2013	-	$-	-	$-	-	$-

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (continued)

For the Years Ended December 28, 2013 and December 31, 2012

	Common		Additional	Treasury
	Shares	Amount	Paid in Capital	Shares	Amount

Balance - December 31, 2011	17,499,517	$17,501	$35,998,560	(621,454)	$(310,075)
Conversion of Series A Preferred	286,667	287	(72)	-	-
Redemption of Series C and E Preferred	-	-	(1,864,776)	-	-
Purchase of Common Stock Option	-	-	(879,419)	-	-
Treasury Stock purchase at cost	-	-	-	(1,507,069)	(824,923)
Deemed distribution on redemption of preferred stock	-	-	-	-	-
Net Income	-	-	-	-	-
Balance - December 31, 2012	17,786,184	$17,788	$33,254,293	(2,128,523)	$(1,134,998)
Treasury Stock purchase at cost	-	-	-	(223,214)	(140,618)
Net Income	-	-	-	-	-
Balance - December 28, 2013	17,786,184	$17,788	$33,254,293	(2,351,737)	$(1,275,616)

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (continued)

For the Years Ended December 28, 2013 and December 31, 2012

	Accumulated	Total
	Deficit	Stockholders' Equity

Balance - December 31, 2011	$(23,958,400)	$11,758,025
Conversion of Series A Preferred	-	-
Redemption of Series C and E Preferred	-	(1,875,000)
Purchase of Common Stock Option	-	(879,419)
Treasury Stock purchase at cost	-	(824,923)
Deemed distribution on redemption of preferred stock	118,182	118,182
Net Income	839,135	839,135
Balance - December 31, 2012	$(23,001,083)	$9,136,000
Treasury Stock purchase at cost	-	(140,618)
Net Income	815,233	815,233
Balance - December 28, 2013	$(22,185,850)	$9,810,615

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiaries

Consolidated Statements of Cash Flows

`
	For the years ended
	December 28,	December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$815,233	$839,135
Adjustments to reconcile net income to net cash provided by/used in operating activities:
Depreciation and amortization	212,951	209,556
Derivative (income)	-	(34,486)
Gain on sale of equipment	(2,000)	(1,640)
Bad debt expense	(127,540)	128,560
Changes in assets and liabilities:
(Increase)/decrease in receivables	(478,169)	986,011
(Increase)/decrease in inventories	237,105	(505,844)
(Increase)/decrease in deferred tax asset	332,079	(146,729)
(Increase)/decrease in inventory finance receivable	2,177,243	(1,335,548)
(Increase)/decrease in construction loan receivable	(693,257)	-
(Increase)/decrease in prepayments and other	5,306	(3,006)
Increase/(decrease) in accounts payable	166,971	(212,409)
Increase/(decrease) in income tax payable	82,430	(453,923)
Increase/(decrease) in estimated services and warranties	15,000	(160,000)
Increase/(decrease) in accrued expenses	115,704	(13,576)
CASH FLOW PROVIDED/(USED) IN OPERATING ACTIVITIES	$2,859,056	$(703,899)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(228,653)	(9,724)
Proceeds from sale of property, plant and equipment	2,000	4,095
Sales of short-term investments	-	2,900,000
CASH FLOW (USED) IN/PROVIDED BY INVESTING ACTIVITIES	$(226,653)	$2,894,371

CASH FLOWS (USED) IN FINANCING ACTIVITIES:
Repayment of long-term debt	(125,600)	(115,133)
Proceeds from revolving credit loans	16,036,287	11,125,000
Repayments of revolving credit loans	(17,729,487)	(10,575,000)
Purchases of common stock option	-	(879,419)
Purchases of treasury stock	(140,617)	(824,923)
Purchases of preferred stock	-	(1,756,818)
CASH FLOW (USED) IN FINANCING ACTIVITIES	$(1,959,417)	$(3,026,293)

NET INCREASE/(DECREASE) IN CASH	$672,986	$(835,821)
CASH, Beginning	$2,434,227	$3,270,048
CASH, Ending	$3,107,213	$2,434,227

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$187,622	$177,553
Taxes	$106,008	$568,723

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of preferred stock for common stock-net	$-	$215

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 28, 2013 and December 31, 2012

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations - Deer Valley Corporation (“The Company”), through its wholly-owned subsidiaries, Deer Valley Homebuilders, Inc. (“DVH”), an Alabama corporation, -Deer Valley Financial Corp (“DVFC”) a Florida corporation and Deer Valley Home Repair Services, Inc. (“DVHRS”), a Florida corporation designs, manufactures and provides dealer inventory-secured financing for the Company’s homes.  The Company manufactures its factory-built homes at its principal manufacturing plant located in Guin, Alabama and the Company owns a separate idled manufacturing plant in Sulligent, Alabama.  The Company’s homes are marketed in 14 states through a network of independent dealers, builders, developers and government agencies located primarily in the southeastern and south central regions of the United States. Inventory-secured loan financing is offered to qualified retail dealers and developers, through DVFC, a wholly owned subsidiary. The Company relies upon a team of regional sales directors and independent dealers to market the factory-built homes in retail locations.

The Company has increased its involvement in the modular segment of the factory built housing industry.  The Company has targeted the production of smaller units (less than 3,000 square feet) that are readily producible, in a cost efficient manner, using the Company’s existing manufacturing capabilities.  The Company sells these models primarily to independent dealers, large tract developers, and government agencies.  Modular homes are typically built in a factory in sections and transported to a site to be joined together on a permanent foundation.  Unlike homes constructed in accordance with the Federal Manufactured Home Construction and Safety Standards (“HUD Code homes”), modular homes generally do not have integrated steel frames and axles.

Basis of Presentation - This summary of significant accounting policies is presented to assist in understanding the consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications - To maintain consistency and comparability, certain reclassifications have been made related to the prior year period to conform to the current period presentation. These reclassifications had no effect on previously reported income, net earnings or stockholders’ equity.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates - The Company's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe our significant estimates include, allowance for loan losses, warranty liability, volume incentives payable, and reserve for repurchase commitments.

Fiscal Year - The Company operates on a 52-53 week fiscal year end. Each fiscal quarter consists of 13 weeks, with an occasional fourth quarter extending to 14 weeks, if necessary.

Cash Equivalents - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

The Company maintains its cash balances in three different financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000. Bank deposit accounts at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable - Accounts receivable represent balances due from dealers. Credit risk associated with balances due from dealers is evaluated by management relative to financial condition and past payment experience. As a result of management's reviews reserves for uncollectible amounts have been recorded in the accompanying financial statements. At December 28, 2013 and December 31, 2012, reserves for uncollectible accounts are $15,000.

Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market. Work-in-process and finished goods inventories include an allocation for labor and overhead costs.

Inventory Finance Notes Receivable - The Company offers inventory-secured financing for its products to qualified retail dealers and developers. Finance contracts require periodic installments of principal and interest over periods of up to 24 months. These notes are secured by the inventory collateral and other security depending on borrower circumstances. The Company periodically evaluates the collectibility of our notes receivable and considers the need to establish an allowance for doubtful accounts based upon our historical collection experience. We have established an allowance for doubtful accounts of $201,960 and $329,500 at December 28, 2013 and December 31, 2012, respectively. See Note 4 for further discussion regarding the Company’s inventory finance notes receivable.

Property, Plant, and Equipment - Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the related assets ranging from 5 to 40 years primarily using the straight-line method. Maintenance and repairs are expensed as incurred.

Useful
Category	Life

Land improvements	10 years
Buildings	40 years
Machinery and equipment	5-10 years
Furniture and fixtures	5-10 years

Impairment of Long-Lived Assets - Property and intangible assets are material to our consolidated financial statements. Further, these assets are subject to the potential negative effects arising from factors beyond the Company’s control including changing economic conditions. The Company evaluates its tangible and definite-lived intangible assets for impairment annually during our fourth quarter or more frequently in the presence of circumstances or trends that may be indicators of impairment. The evaluation is a two step process. The first step is to compare our undiscounted cash flows, as projected over the remaining useful lives of the assets, to their respective carrying values. In the event that the carrying values are not recovered by future undiscounted cash flows, as a second step, the Company compares the carrying values to the related fair values and, if fair value is lower, records an impairment adjustment. For purposes of fair value, the Company generally uses replacement costs for tangible fixed assets and discounted cash flows, using risk-adjusted discount rates, for intangible assets. These estimates are made by competent employees, using the best available information, under the direct supervision of our management. For tangible property, plant and equipment, there have been no changes in assumptions or methodologies for the year ended December 28, 2013 as compared to December 31, 2012. The Company did not have definite-lived intangible assets at December 28, 2013 and December 31, 2012.

In accordance with FASB Topic ASC 420 “Exit on Disposal Cost Obligations”, the Company evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived assets. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that the fair market values are primarily based on independent appraisals and preliminary or definitive contractual arrangements less costs to dispose.

Revenue Recognition - Revenue for manufactured homes sold to independent dealers generally is recorded when all of the following conditions have been met: (a) an order for the home has been received from the dealer, (b) an agreement with respect to payment terms (usually in the form of a written or verbal approval for payment has been received from the dealer's flooring institution), and (c) the home has been shipped and risk of loss has passed to the dealer and collectability is reasonably assured.

Cost of Sales - The Company includes the following types of expenses in cost of sales: purchase and receiving costs, freight in, direct labor, supply costs, warehousing, direct and indirect overhead costs, inspection, transfer, actual and accrued warranty, depreciation and amortization.

Selling, General and Administrative - The Company includes the following types of expenses in selling, general and administrative expense: sales salaries, sales commissions, advertising, administrative overhead, administrative salaries and bonuses and legal and professional fees.

Income Taxes - Income taxes are accounted for using the liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Dealer Incentive Programs - The Company provides rebates to dealers based upon a predetermined formula applied to the volume of homes sold to the dealer during the year. These rebates are recorded at the time the dealer sales are consummated and are recorded as a reduction of revenue.

Advertising Costs - Advertising costs are charged to operations when incurred and are included in operating expenses. Advertising costs for the years ending December 28, 2013 and December 31, 2012 were $43,446 and $62,947, respectively.

Concentration of Sales to Certain Customers - During 2013, the Company did not have sales to any one customer of greater than 10%. During 2012, the Company had sales to one customer of approximately 12%. These sales were made through the Company’s network of independent distributors.

Derivative Financial Instruments - Upon the adoption of FASB ASC guidance on Topic 815 “Derivatives and Hedging” in “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock” on January 1, 2009, certain of our financial instruments with “down-round” protection features are no longer considered indexed to our Company’s stock for purposes of determining whether or not they meet the first part of the scope exception ASC 815-10-15-74. As such, these instruments no longer meet the conditions to obtain equity classification and are required to be carried as derivative liabilities, at fair value, with changes in fair value reflected in our income (loss). See Note 10 Derivative Liabilities of the consolidated financial statements for additional disclosure data.

Fair Value of Financial Instruments - The carrying value of the Company's cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the short-term nature of these instruments.

Financial instruments - Financial instruments consist of cash, evidence of ownership in an entity, and contracts that both (i) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (ii) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity, or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and derivative financial instruments.

Earning (Loss) Per Share - The Company uses the guidance set forth under FASB topic ASC 260, “Earnings Per Share” for calculating the basic and diluted income per share. Basic income per share is computed by dividing income attributable to common shareholders by the weighted average number of common shares outstanding. Diluted income per share is computed similarly to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive.

	For the years ended
	December 28,	December 31,
	2013	2012

Income attributable to common shareholders	$815,233	$957,317

Weighted average shares outstanding:
Basic	15,493,116	16,200,509
Diluted	15,493,116	16,200,509
Income per share:
Basic	$0.05	$0.06
Diluted	$0.05	$0.06

The Company has no dilutive common stock equivalent shares at December 28, 2013 and December 31, 2012. The Company’s outstanding warrants at December 31, 2012 of which all expired August 11, 2013 were anti-dilutive.

NOTE 3 - INVENTORY

Inventory consisted of the following components:

	December 28,	December 31,
	2013	2012

Raw Materials	$891,039	$884,884
Work-in-Process	223,755	229,259
Finished Goods	195,824	433,580
Total Inventory	$1,310,618	$1,547,723

NOTE 4 - INVENTORY FINANCE NOTES RECEIVABLE AND ALLOWANCE FOR LOAN LOSS

The Company offers inventory-secured financing for its products to a limited number of qualified retail dealers and developers. Administrative services for inventory-secured financing are provided by Triad Financial Services, Inc. of Jacksonville, Florida. Finance contracts require periodic installments of principal and interest over periods of up to 24 months. These notes are secured by the inventory collateral and other security depending on borrower circumstances.

Inventory finance notes receivable, net, consisted of the following:

	December 28,	December 31,
	2013	2012

Inventory finance notes receivable	$6,097,188	$8,274,431
Allowance for loan loss	(201,960)	(329,500)
	5,895,228	7,944,931
Current portion of inventory finance notes receivable	(2,607,456)	(3,537,638)
Inventory finance notes receivable, net	$3,287,772	$4,407,293

With respect to our inventory finance notes receivable, the risk of loss is spread over numerous borrowers. In addition to historical experience, borrower inventory levels and activity are monitored in conjunction with a third-party provider to estimate the potential for loss. The Company anticipates it will be able to resell any repossessed homes, thereby mitigating loss experience. If a default occurs and collateral is lost, the Company is exposed to loss of the full value of the note receivable. The Company recorded a (benefit)/provision for credit losses of $(127,540) and $128,560 for years ending December 28, 2013 and December 31, 2012, respectively. The following table represents changes in the estimated allowance for loan losses:

	December 28,	December 31,
	2013	2012

Balance at beginning of period	$329,500	$200,940
(Benefit)/Provision for credit losses	(127,540)	128,560
Balance at end of period	$201,960	$329,500

NOTE 5 - PROPERTY, PLANT, AND EQUIPMENT

Property, Plant and Equipment consisted of the following:

	December 28,	December 31,
Category	2013	2012

Land and improvements	$481,526	$423,244
Buildings	1,978,088	1,978,088
Machinery and equipment	1,252,748	1,136,882
Furniture and fixtures	217,060	207,820
	3,929,422	3,746,034
Accumulated depreciation	(1,785,715)	(1,618,029)
Total Property, Plant, and Equipment	$2,143,707	$2,128,005

Depreciation expense totaled $212,951, of which $202,256 is included in cost of revenue and $10,695 is included in operating expenses, and $209,556, of which $196,667 is included in cost of revenue and $12,889 is included in operating expenses, for the years ended December 28, 2013 and December 31, 2012, respectively.

NOTE 6 - ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 28,	December 31,
Category	2013	2012

Accrued dealer incentive program	$230,429	$268,754
Accrued third party billings	542,079	477,832
Accrued compensation	339,743	239,225
Accrued insurance	65,197	90,943
Accrued interest	11,985	17,394
Accrued repurchase commitment	152,510	106,280
Other	172,067	197,878
Total Accrued Expenses	$1,514,010	$1,398,306

NOTE 7 - PRODUCT WARRANTIES

The Company provides the retail home buyer a one-year limited warranty covering defects in material or workmanship in home structure, plumbing and electrical systems. The Company’s estimated warranty costs are accrued at the time of the sale to the dealer following industry standards and historical warranty cost incurred. Periodic adjustments to the estimated warranty accrual are made as events occur which indicate changes are necessary. As of December 28, 2013 and December 28, 2012, the Company has provided a liability of $1,185,000 and $1,170,000, respectively for estimated warranty costs relating to homes sold, based upon management's assessment of historical experience factors and current industry trends.

Management reviews its warranty requirements at the close of each reporting period and adjusts the reserves accordingly. The following tabular presentation reflects activity in warranty reserves during the periods presented:

	For the years ended
	December 31,	December 31,
	2013	2012
Balance at beginning of period	$1,170,000	$1,330,000
Warranty charges	1,538,363	1,193,893
Warranty payments	(1,523,363)	(1,353,893)
Balance at end of period	$1,185,000	$1,170,000

NOTE 8 - REVOLVING CREDIT LOANS

Effective September 10, 2013, Deer Valley renewed its $5,000,000 Revolving Credit Loan and Security Agreement with Fifth Third Bank, used for display model financing for dealers of the products produced by DVH (the “Display Model LOC”) The Display Model LOC has a two year term and has a variable interest rate at 4.00% above LIBOR or 4.16825% at December 28, 2013. As of December 28, 2013, the Company had an outstanding balance of $750,000 under the revolving credit loan.

Effective September 10, 2013, Deer Valley renewed its Revolving Credit Loan and Security Agreement with Fifth Third Bank, used for short term working capital financing, letters of credit and as a bridge loan on financing the sale of retail units by DVH (the “Working Capital LOC”). The Working Capital LOC has a two year term and has a variable interest rate at 2.50% above LIBOR or 2.6824% at December 28, 2013. As of December 28, 2013, the Company had an outstanding balance of $1,725,000 under the revolving credit loan.

Effective April 12, 2013 Deer Valley entered into a Revolving Credit Loan and Security Agreement with its primary bank, used for funding “construction-to-permanent loans” prior to the issue of a certificate of occupancy and ultimate resale of the loan to either a private or government controlled long term financing entities. The $2,500,000 Facility has a two year term and has a variable interest rate at 4.0% above LIBOR. The loan is evidenced by a revolving credit note and secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of Deer Valley. As of December 28, 2013, the Company had an outstanding balance of $581,799 under the revolving credit loan.

The amount available under the revolving credit loans is equal to the lesser of $10,500,000 or an amount based on defined percentages of accounts receivable and inventories reduced by any outstanding letters of credit. At December 28, 2013, $6,095,461 was available under the revolving credit loans after deducting letters of credit of $65,000.

In addition to the revolving line of credit described in the preceding paragraph, DVH, during its normal course of business, is required to issue irrevocable standby letters of credit in the favor of independent third party beneficiaries to cover obligations under insurance policies. As of December 28, 2013, no amounts had been drawn on the above irrevocable letters of credit by the beneficiaries.

NOTE 9 - LONG_TERM DEBT

On May 26, 2006, DVH entered into a Loan Agreement with Fifth Third Bank (the “Lender”) providing for a loan of Two Million Dollars ($2,000,000) (the "Loan") evidenced by a promissory note and secured by a first mortgage on DVH’s properties in Guin, Alabama and Sulligent, Alabama, including the structures and fixtures located thereon, as well as DVH’s interest in any lease thereof. The Loan had a term from May 26, 2006 through June 1, 2011 and has a variable interest rate at 2.25% above LIBOR. There is no prepayment penalty. Future advances are available under the Loan Agreement, subject to approval by the Lender. Also on May 26, 2006, the Company and DVH guaranteed the Loan. Should Deer Valley default, thereby triggering acceleration of the Loan, the Company would become liable for payment of the Loan. On June 1, 2011 Fifth Third Bank agreed to extend to maturity date on the loan until an amendment to the loan agreement could be finalized.

On October 8, 2011, DVH and the Lender entered into that certain Amendment to Loan Agreement effective June 1, 2011, pursuant to which, among matters, (a) DVH made a cash payment to reduce the outstanding principal balance of the Real Estate Loan to $1,256,000, (b) the term of the Real Estate Loan was extended to June 1, 2016, and (c) the variable interest rate was set at 400 basis points (4.00%) above the One-Month LIBOR-Index Rate. The Real Estate Loan is guaranteed by DVC and DVFC.

Long-term debt of the Company was as follows:

	December 28,	December 31,
	2013	2012

Note payable to Fifth Third Bank, payable in monthly installments of $10,467 plus interest at Libor plus 4.0%, maturing on June 1, 2016, secured by all assets of the Company.	$942,000	$1,067,600
Less: Current portion of long-term debt	(125,600)	(125,600)
Total long-term debt, net of current portion	$816,400	$942,000

At December 28, 2013, principal repayment requirements on long-term debt were as follows:

For year ended December 31,	Amount

2014	125,600
2015	125,600
2016	565,200
Total repayments on long-term debt	$816,400

NOTE 10 – DERIVATIVE LIABILITIES

As of December 31, 2012, derivative financial instruments recorded as liabilities consisted of Class B Warrants indexed to 1,112,487 shares of our common stock with an exercise price of $2.25. The fair value of the Class B warrants at December 31, 2012 was $0. The Company’s Class B Warrants expired on August 11, 2013.

The effects on our income associated with changes in the fair values of our derivative financial instruments for the year ended December 31, 2012 was $34,486 (none in 2013).

We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, we consider, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. We value our derivative warrants using a Binomial Lattice valuation model which provides for early exercise scenarios and incorporates the down-round anti-dilution protection possibilities that could arise in early exercise scenarios. Significant assumptions (or ranges) used in valuing our outstanding warrants at December 31, 2012 are as follows:

Trading market values (1)	$0.60
Term (years) (3)	0.61
Volatility (1)	44.80%
Risk-free rate (2)	0.06%

Fair value hierarchy:

(1)

Level 1 inputs are quoted prices in active markets for identical assets and liabilities, or derived there from. Our trading market values and the volatilities that are calculated thereupon are level 1 inputs.

(2)

Level 2 inputs are inputs other than quoted prices that are observable. We use the current published yields for zero-coupon US Treasury Securities, with terms nearest the remaining term of the warrants for our risk free rate.

(3)

Level 3 inputs are unobservable inputs. Inputs for which any parts are level 3 inputs are classified as level 3 in their entirety. The remaining term used equals the remaining contractual term as our best estimate of the expected term.

NOTE 11 – INCOME TAXES

The Company’s 2013 consolidated effective tax rate was 39.33% as compared to (4.72%) in 2012. The large increase in the effective tax rate is due to the Company benefiting from the release of the valuation allowance in 2012, previously recorded against the deferred tax asset for goodwill amortization.

In prior years, the Company recorded and maintained a valuation allowance against the deferred tax asset resulting from the amortization of goodwill. Changes in the valuation allowance and the corresponding impact on the effective income tax rate resulted from Management’s assessment of the Company’s ability to utilize the tax deduction from goodwill amortization. The decrease in valuation allowance in 2012 was $402,617. Based upon the Company’s history of earnings and expected sufficient earnings in future periods, Management has determined that it is more likely than not that the Company will realize a tax benefit when the deferred tax asset attributable to goodwill reverses. Therefore, no valuation allowance has been recorded as of December 28, 2013 and December 31, 2012.

The Company and its subsidiaries file income tax returns for U.S. Federal and Alabama purposes. The Company is not currently under a tax examination, but the statute of limitations has not yet expired. The Company generally remains subject to examination of its U.S. federal income tax returns for 2010 and subsequent years as the IRS has a three year window to assess/collect taxes. In addition, the Company also remains subject to examination of its Alabama income tax returns for 2010 and subsequent years. However, if required income taxes are understated by more than 25%, the statute of limitations is extended to 6 years, potentially opening the years of 2007 through 2009 as well.

The income tax provision (benefit) consists of the following:

Income Taxes:

The components of the provision for income taxes are as follows:

	2013	2012

Current income taxes	$196,466	$108,772
Deferred income taxes	332,080	(146,728)
(Benefit)/Provision for income taxes	$528,546	$(37,956)

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes are as follows:

	2013		2012
		Impact on		Impact on
	Amount	Rate	Amount	Rate
Income tax at federal rate	$456,885	34.00%	$272,394	34.00%
State tax, net of Federal effect	56,788	4.23%	33,857	4.23%
Permanent Differences:

Meals & Entertainment	20,792	1.55%	19,207	2.40%
Officers Life Insurance	1,337	0.10%	1,337	0.17%
Derivative expense	-	0.00%	(13,175)	-1.64%
Charitable Contribution C/F	(646)	-0.05%	-	0.00%
Domestic Production Activities Deduction	(25,954)	-1.94%	-	0.00%
Total Permanent Differences	(4,471)	-0.34%	7,369	0.93%

Deferred Tax Valuation Allowance	-	0.00%	(402,617)	-50.25%
True Up to Tax Return - Deferred Assets	-	0.00%	51,041	6.37%
NOL Deduction	(27,192)	-2.02%	-	0.00%
Total Tax Credits	(20,068)	-1.49%	-	0.00%
Prior Period over/under accrual	66,612	4.95%	-	0.00%
Rounding	(8)	0.00%	-	0.00%
Total (Benefit) Provision	$528,546	39.33%	$(37,956)	-4.72%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows:

	2013	2012

Current Deferred Tax Assets:
Warranty Reserve	$452,978	$447,243
Repurchase Reserve	58,298	40,627
Allowance for Loan Losses	77,201	125,955
Allowance for Doubtful Accounts	5,734	5,734
Inventory Reserve	5,531	5,708
Accrued Legal Fees	3,823	3,823
Total Current Deferred Tax Asset	603,565	629,090

Non-Current Deferred Tax Assets:
Goodwill Impairment	1,706,420	1,950,130
Valuation Allowance	-	-
Total Non-Current Deferred Tax Assets	1,706,420	1,950,130

Current Deferred Tax Liabilities:
Prepaid insurance	(35,872)	-
Total Current Deferred Tax Liabilities	(35,872)	-

Non-Current Deferred Tax Liability:
Accelerated Depreciation	(93,709)	(65,799)
Sale of Assets	8,468	7,530
Total Non-Current Deferred Tax Liability	(85,241)	(58,269)

Total Deferred Tax Assets (Net)	$2,188,872	$2,520,951

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Litigation - The Company in the normal course of business is subject to claims and litigation. Management of the Company is of the opinion that, based on information available, such legal matters will not ultimately have a material adverse effect on the financial position or results of operation of the Company.

Accrued for Repurchase Commitments – DVH is contingently liable under the terms of repurchase agreements with financial institutions providing inventory financing for retailers of DVH’s products. These arrangements, which are customary in the industry, provide for the repurchase of products sold to retailers in the event of default by the retailer. The risk of loss under these agreements is spread over numerous retailers. The price DVH is obligated to pay generally declines over the period of the agreement (typically 18 to 24 months) and the risk of loss is further reduced by the sale value of repurchased homes. The maximum amount for which the Company is contingently liable under repurchase agreements is approximately $2,915,000 at December 28, 2013.  As of December 28, 2013 the Company accrued $152,510 for future repurchase losses (included in accrued expenses) based on prior experience and an evaluation of dealers’ financial conditions. DVH to date has not experienced significant losses under these agreements, and management does not expect any future losses to have a material effect on the accompanying financial statements.

NOTE 13 - EQUITY TRANSACTIONS

Preferred Stock - During the year ended December 31, 2012 certain of the Company’s shareholders converted 21,500 shares of Series A Preferred stock, stated value $215, into 286,667 shares of the Company’s common stock. The conversion represented all of the outstanding shares of the Company’s Series A Preferred stock.

Series A Preferred Stock – Our Series A Convertible Preferred Stock had the following rights, preferences, privileges, and restrictions:

●	Rank—Our Series A Convertible Preferred Stock ranks senior to our Common Stock, Series C Convertible Preferred Stock, and Series E Convertible Preferred Stock.

●	Stated Value - $10.00 per shares of Series A Convertible Preferred Stock.

●

Conversion—Each share of Series A Convertible Preferred Stock, at its stated value of $10 per share, together with any accrued and unpaid dividends, is convertible at the option of the holder at any time into Common Stock at a price of Seventy Five Cents ($.75) per share of Common Stock.

●

Dividends—A holder of Series A Convertible Preferred Stock is entitled to receive a dividend at a rate per annum equal to seven percent (7%), payable semi-annually, at the option of the Company, (i) in cash, to the extent funds are legally available therefor, or (ii) in shares of registered Common Stock at a ten percent (10%) discount to the “Market Price” (as such term is defined in the designations for the Series A Convertible Preferred Stock). The Series A Convertible Preferred Stock ceases to accrue the seven percent (7%) fixed dividend on the earliest of (a) the payment of the liquidation preference on each share of Series A Convertible Preferred Stock upon the liquidation, dissolution or winding-up of the Corporation, (b) the conversion of the Series A Preferred Stock in common stock, or (c) two (2) years from the date of issuance of the share of Series A Convertible Preferred Stock. After two (2) years from the date of issuance of a share of Series A Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock participate ratably, on an as-converted basis, with our common stock as to the payment of dividends.

●

Liquidation Rights—In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, our Series A preferred shareholders are entitled to receive an amount per share equal to the greater of $10 for each outstanding share plus accrued and unpaid dividends, as adjusted for stock dividends, stock distributions, splits, combinations or recapitalizations, or the amount such shareholders would be entitled to receive had they converted their Series A preferred shares into common shares.  These rights are prior and in preference to any distribution of any of our assets to our common shareholders, holders of Series C Preferred Stock, or Series E Preferred Stock.

●	Voting Rights—The holders of Series A Preferred stock have the right to vote on an as-converted basis, with our common shareholders on all matters submitted to a vote of our shareholders.

Treasury Stock – Pursuant to a Common Stock Repurchase Program approved by our Board of Directors, a total of 223,214 and 1,507,069 shares were purchased during the years ended December 28, 2013 and December 31, 2012 at a cost of $140,618 and $824,923 and recorded as treasury stock. Shares purchased during the year ended December 31, 2012 are inclusive of the shares purchased pursuant to the common stock redemption agreement described below.

Stock Redemption Agreement – During the year ended December 31, 2012 the Company entered into: (i) a Common Stock Redemption Agreement wherein the Company purchased 1,096,291 shares of common stock; (ii) a Securities Redemption and Purchase Agreement wherein (a) the Company purchased 22,463 shares of Series C Preferred and 1,000,000 shares of Series E Preferred, representing 100% of the issued and outstanding shares of each class and convertible to 3,246,300 shares of common stock and (b) the Company purchased an option to purchase Vicis Capital Master Fund’s remaining 12,310,359 shares of common stock (the “Option”). The aggregate purchase price of the stock redemption agreement was $3,200,000 and was allocated to the financial instruments acquired on the basis of relative fair value.

The above referenced option is a freestanding forward contract with a call option (right to buy) element that provides for the Company’s right and option, but not its responsibility, to purchase 12,310,359 shares, and no fewer shares, of its common stock until the Option expiration on June 1, 2013. The option provides for graduated exercise prices over the term to expiration: $5,300,000 through June 1, 2012; thereafter, $6,300,000 through August 1, 2012; thereafter, $6,800,000 through December 1, 2012; and thereafter $7,300,000 through the expiration date on June 1, 2013.

Accounting for redemptions of preferred stock is provided in ASC S99-2 and states that if a registrant redeems its preferred stock, the difference between (1) the fair value of the consideration transferred to the holders of the preferred stock and (2) the carrying amount of the preferred stock in the Company’s balance sheet should be reflected in a manner similar to a dividend on preferred stock and subtracted from net income to arrive at income attributable to common shareholders in the calculation of earnings per share. A credit of $118,182 resulted from the calculation under this method and has been added to net income to arrive at income attributable to common shareholders for the year ended December 31, 2012.

NOTE 14 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the Company’s unaudited quarterly results of operations for the periods ended December 28, 2013 and December 31, 2012.

	For the three month periods ended
	December 28,	December 31,
	2013	2012
	(unaudited)	(unaudited)

REVENUE	$8,974,216	$6,819,321

COST OF REVENUE	7,099,767	5,357,046

GROSS PROFIT	1,874,449	1,462,275

OPERATING EXPENSES:
Depreciation	2,709	3,182
Selling, general and administrative	1,110,136	996,072

TOTAL OPERATING EXPENSES	1,112,845	999,254

OPERATING INCOME	761,604	463,021

OTHER INCOME (EXPENSES)
Derivative income/(expense)	-	1,200
Interest income	121	188
Interest expense	(10,342)	(11,707)

TOTAL OTHER (EXPENSE)	(10,221)	(10,319)

INCOME BEFORE INCOME TAXES	751,383	452,702

INCOME TAX BENEFIT/(EXPENSE)	(327,762)	174,683

NET INCOME	$423,621	$627,385

Net Income Per Share (Basic)	$0.03	$0.04
Net Income Per Share (Fully Diluted)	$0.03	$0.04

Weighted Average Common Shares Outstanding	15,493,116	16,200,509
Weighted Average Common and Common Equivalent Shares Outstanding	15,493,116	16,200,509

NOTE 15 – SEGMENT INFORMATION

Our business segments consist of factory-built housing and financial services. Our chief decision making officer considers income from operations as the basis to measure segment profitability. The following table summarizes net sales, income from operations, and identifiable assets by segment for the years ended December 28, 2013 and December 31, 2012.

	December 28,	December 31,
	2013	2012

Revenues from external customers
Factory-built housing	$28,252,606	$25,616,574
Financial Services	685,110	604,082
Total Revenues	$28,937,716	$26,220,656

Income from operations
Factory-built housing	$1,497,515	$1,209,987
Financial services	456,717	191,897
General corporate expenses	(569,936)	(586,895)
Total Income from operations	$1,384,296	$814,989

Identifiable assets by segment
Factory-built housing	$10,125,643	$9,579,386
Financial Services	6,763,645	8,102,910
Other	124,185	95,257
	$17,013,473	$17,777,553